Exhibit 99.1

Contacts:
Patrick Machado	Anne Bowdidge
Chief Business & Financial Officer	Senior Director of Investor Relations
(415) 829-4101	(650) 218-6900

MEDIVATION REPORTS FOURTH QUARTER AND YEAR-END 2011 FINANCIAL RESULTS

AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time —

San Francisco (February 29, 2012) — Medivation, Inc. (Nasdaq: MDVN) today provided a corporate update and reported its financial results for the fourth quarter and the year ended December 31, 2011.

“With positive results in hand from our Phase 3 AFFIRM trial in post-chemotherapy patients, 2012 will be a pivotal year for our company,” said David Hung, M.D., president and chief executive officer of Medivation. “We and our corporate partner Astellas plan to file marketing applications for MDV3100 in both the U.S. and Europe this year, and the process of building out our commercial team and infrastructure to be ready to launch MDV3100 in the U.S. should it receive regulatory approval is well underway. We also continue to make good progress on our ongoing studies in earlier prostate cancer disease states to support potential future growth.”

Recent Developments and Anticipated Milestones

MDV3100

•

Presented positive results on all efficacy endpoints from the Phase 3 AFFIRM trial, which evaluated the effect of MDV3100 on overall survival in men with prostate cancer who have previously been treated with chemotherapy, during a late-breaking podium presentation at the American Society of Clinical Oncology 2012 Genitourinary Cancers Symposium.

•

On the primary endpoint of overall survival, MDV3100 produced a 4.8-month advantage in median overall survival compared to placebo, with median survival of 18.4 months in the MDV3100 group versus 13.6 months in the placebo group. MDV3100 provided a 37% reduction in risk of death compared to placebo (hazard ratio = 0.631).

•

MDV3100 also met all secondary endpoints in the AFFIRM trial, including radiographic progression-free survival, soft tissue response rate, and time to prostate specific antigen progression with strong statistical significance.

•

MDV3100 was well tolerated in the AFFIRM trial. Common side effects included fatigue, diarrhea and hot flush. Serious adverse events, adverse events causing patients to stop treatment, and adverse events causing death were all lower in the MDV3100 group than in the placebo group. Grade 3 or greater side effects of interest were fatigue (6.3% in the MDV3100 group versus 7.3% in the placebo group), cardiac disorders (0.9% versus 2.0%) including myocardial infarction (0.3% versus 0.5%), seizure (0.6% versus 0.0%) and liver function test abnormalities (0.4% versus 0.8%).

•

Based on the positive AFFIRM results, Medivation and its corporate partner Astellas plan to submit marketing applications in both the U.S. and Europe this year. The Company plans to hold a pre-NDA (New Drug Application) meeting in early 2012 with the Food and Drug Administration (FDA) and will provide an update on the anticipated NDA submission date for MDV3100 thereafter.

•

Received Fast Track designation from the FDA for MDV3100 in the post-chemotherapy indication. Receipt of Fast Track designation enables Medivation to request the FDA grant the Company priority review for its anticipated NDA in post-chemotherapy patients. In considering requests for priority review, the FDA applies the same standard it uses to award Fast Track designation.

•

Exercised its co-promotion option for MDV3100 under the Astellas collaboration agreement. Should MDV3100 receive marketing approval, the Company will provide fifty percent of the sales and medical affairs field forces in support of MDV3100 in the United States.

•	Continued to build out its commercial infrastructure, hiring key sales and sales operations leadership to support the potential U.S. launch of MDV3100 should it receive marketing approval.

•

Continued to enroll patients in the Phase 3 PREVAIL trial of MDV3100 in men with advanced prostate cancer who have not yet received chemotherapy. The trial is expected to enroll approximately 1,700 men globally. The co-primary endpoints in this trial are overall survival and progression-free survival.

•

Continued to enroll patients in the Phase 2 TERRAIN trial, which is comparing the effect of MDV3100 versus bicalutamide, the most commonly used anti-androgen, on progression-free survival in approximately 370 men with advanced prostate cancer who have progressed following medical castration with LHRH analog therapy or surgical castration. The primary endpoint in this trial is progression-free survival.

•

Completed patient enrollment in an open-label Phase 2 clinical trial designed to evaluate the effect of MDV3100 in 60 men with advanced prostate cancer who have not had any previous hormonal therapies. The primary endpoint in this trial is prostate specific antigen response.

Dimebon

•

Announced negative results from the Phase 3 CONCERT trial of dimebon in patients with mild-to-moderate Alzheimer’s disease. Based on these results, Medivation and Pfizer have discontinued development of dimebon for all indications, and Pfizer has announced its intention to terminate the dimebon collaboration agreement.

Fourth Quarter and Year-End 2011 Financial Results

Revenue for the year ended December 31, 2011, was $60.4 million, consisting of partial recognition of the non-refundable up-front and development milestone payments to date from the Company’s corporate partner Astellas and former corporate partner Pfizer. These payments were recorded as deferred revenue upon receipt and are being recognized as revenue on a straight-line basis over the estimated performance period of the Company’s obligations under the applicable collaboration agreement.

For the quarter and year ended December 31, 2011, total operating expenses were $26.9 million and $103.3 million, respectively, compared with total operating expenses of $17.5 million and $95.2 million, respectively, for the same periods in 2010. The year-end figures include non-cash stock-based compensation expense of $13.9 million in 2011 compared with $13.5 million in 2010.

Medivation reported a net loss for the quarter ended December 31, 2011, of $10.9 million, or $0.31 per share, compared with a net loss of $3.9 million, or $0.11 per share, for the same period in 2010. For the year ended December 31, 2011, the net loss was $38.8 million, or $1.11 per share, compared with a net loss of $34.0 million, or $0.99 per share, for the same period in 2010.

Cash, cash equivalents and short-term investments at December 31, 2011 totaled $145.1 million, compared with $207.8 million at December 31, 2010.

2012 Financial Outlook

Medivation expects total operating expenses for 2012, net of cost-sharing payments from Astellas, to be between $155 and $170 million. This forecast includes approximately $17 million of non-cash stock-based compensation expense.

Medivation also expects to receive $45 million in development milestone payments in 2012 under its collaboration agreement with Astellas, based on the assumed acceptance for filing of marketing applications for MDV3100 in post-chemotherapy patients in both the U.S. and Europe ($10 million and $5 million, respectively) and the anticipated approval of the U.S. marketing application ($30 million) in 2012. Medivation is required to share ten percent of any such development milestone payments received with the licensor of its MDV3100 technology.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partner Astellas, Medivation currently has the investigational drug MDV3100 in Phase 3 development to treat advanced prostate cancer. For more information, please visit us at www.medivation.com.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates and potential future progress related thereto, the therapeutic potential of Medivation’s product candidates, the potential completion of patient enrollment in ongoing clinical trials, the expected timing of a pre-NDA meeting with the FDA regarding MDV3100, the potential future regulatory approval and commercialization of MDV3100, our potential request that the FDA grant us priority review for our anticipated NDA, and other statements with respect to future clinical trial events or results, the continued effectiveness of, and continuing collaborative activities and benefits under, Medivation’s collaboration agreement with Astellas, and Medivation’s anticipated future financial results, including operating expense guidance and the potential receipt of development milestone payments under Medivation’s collaboration agreement, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to the potential regulatory approval and commercialization of MDV3100 and related timing, progress, timing and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s product development activities, the risk that positive results seen in our clinical trials may not be predictive of the results of our ongoing or planned clinical trials and the risk that life-prolonging treatments could prevent ongoing or planned MDV3100 trials from succeeding or could reduce any potential survival benefit that may be shown in these trials even if they do succeed, difficulties or delays in enrolling and retaining patients in Medivation’s clinical trials, including as a result of the availability of competing treatments or clinical trials of competing drugs for the same indication, Medivation’s dependence on the efforts of and funding by Astellas for the development of MDV3100, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreement, the manufacturing of Medivation’s product candidates, the industry and competitive market, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements follow~

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years ended December 31,
	2011	2010	2009

Collaboration revenue	$60,389	$62,508	$69,254
Operating expenses:
Research and development	73,432	72,228	87,728
Selling, general and administrative	29,887	23,005	28,983

Total operating expenses	103,319	95,233	116,711

Loss from operations	(42,930)	(32,725)	(47,457)
Other (expense) income, net	(242)	260	976

Net loss before income tax (benefit) expense	(43,172)	(32,465)	(46,481)
Income tax (benefit) expense	(4,331)	1,572	8,272

Net loss	$(38,841)	$(34,037)	$(54,753)

Basic and diluted net loss per common share	$(1.11)	$(0.99)	$(1.71)

Weighted-average common shares used in the calculation of basic and diluted net loss per common share	34,960	34,290	32,094

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$70,136	$107,717
Short-term investments	74,996	100,039
Receivable from collaboration partners	12,545	21,188
Prepaid expenses and other current assets	10,512	8,067

Total current assets	168,189	237,011
Property and equipment, net	720	862
Restricted cash	5,489	843
Other non-current assets	719	887

Total assets	$175,117	$239,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,588	$3,229
Accrued expenses	24,014	21,399
Deferred revenue	59,762	59,153
Other current liabilities	270	5,193

Total current liabilities	89,634	88,974
Deferred revenue, net of current	83,509	141,507
Other non-current liabilities	653	1,438

Total liabilities	173,796	231,919
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share;
1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share;
50,000,000 shares authorized; issued and outstanding shares of 35,731,838 at December 31, 2011 and 34,573,829 at December 31, 2010	357	346
Additional paid-in capital	251,242	218,786
Accumulated other comprehensive gain	13	2
Accumulated deficit	(250,291)	(211,450)

Total stockholders’ equity	1,321	7,684

Total liabilities and stockholders’ equity	$175,117	$239,603